UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No.   )1

Lumos Networks Corp.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

550283105
(CUSIP Number)

January 19, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

_______________
1  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER CAPITAL MASTER FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 1,528,640
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 1,528,640
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,528,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER PARTNERS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,528,640
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,528,640
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,528,640
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.7%
12	TYPE OF REPORTING PERSON OO, HC

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER CROSSBOW MASTER FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 139,599
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 139,599
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,599
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER CROSSBOW GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 139,599
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 139,599
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 139,599
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO, HC

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON HASTINGS MASTER FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 220,172
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 220,172
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 220,172
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER HASTINGS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 220,172
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 220,172
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 220,172
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO, HC

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER SELECT MANDATE MASTER FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 665,727
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 665,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 665,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER SELECT MANDATE GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 665,727
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 665,727
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 665,727
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
12	TYPE OF REPORTING PERSON OO, HC

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON CANTON GP HOLDINGS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,554,138
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,554,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,554,138
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON OO, HC

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ARCHER CAPITAL MANAGEMENT, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,554,138
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,554,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,554,138
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON PN, IA

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON CANTON HOLDINGS, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,554,138
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,554,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,554,138
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON OO, HC

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON JOSHUA A. LOBEL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,554,138
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,554,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,554,138
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON IN, HC

CUSIP NO. 550283105

1	NAME OF REPORTING PERSON ERIC J. EDIDIN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,554,138
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,554,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,554,138
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.1%
12	TYPE OF REPORTING PERSON IN, HC

CUSIP NO. 550283105

Item 1(a).	Name of Issuer:

Lumos Networks Corp., a Delaware corporation (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

Item 2(a).	Name of Person Filing:

This statement is filed by Archer Capital Master Fund, L.P., a Cayman Islands limited partnership (“Archer Capital”), Archer Partners GP, LLC, a Delaware limited liability company (“Archer Partners GP”), Archer Crossbow Master Fund, L.P., a Cayman Islands limited partnership (“Archer Crossbow”), Archer Crossbow GP, LLC, a Delaware limited liability company (“Archer Crossbow GP”), Hastings Master Fund, L.P., a Cayman Islands limited partnership (“Hastings”), Archer Hastings GP, LLC, a Delaware limited liability company (“Archer Hastings GP”), Archer Select Mandate Master Fund, L.P., a Delaware limited partnership (“Archer Select,” and together with Archer Capital, Archer Crossbow and Hastings, the “Funds”), Archer Select Mandate GP, LLC, a Delaware limited liability company (“Archer Select GP,” and together with Archer Partners GP, Archer Crossbow GP and Archer Hastings GP, the “General Partners”), Canton GP Holdings, LLC, a Delaware limited liability company (“Canton GP”), Archer Capital Management, L.P., a Delaware limited partnership (“Archer”), Canton Holdings, L.L.C., a Delaware limited liability company (“Canton”), Joshua A. Lobel, and Eric J. Edidin.  Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Archer Partners GP is the general partner of Archer Capital. Archer Crossbow GP is the general partner of Archer Crossbow. Archer Hastings GP is the general partner of Hastings. Archer Select GP is the general partner of Archer Select.  Canton GP is the manager of each of the General Partners.  Archer is the investment manager of each of the Funds. Canton is the general partner of Archer. Each of Mr. Lobel and Mr. Edidin is a member and manager of Canton, a manager of Canton GP, and a managing partner of Archer.

By virtue of these relationships: Archers Partners GP may be deemed to beneficially own the Shares (as defined below) owned by Archer Capital; Archer Crossbow GP may be deemed to beneficially own the Shares owned by Archer Crossbow; Archer Hastings GP may be deemed to beneficially own the Shares owned by Hastings; Archer Select GP may be deemed to beneficially own the Shares owned by Archer Select; and each of Archer, Canton, Canton GP, Mr. Lobel and Mr. Edidin may be deemed to beneficially own the Shares owned by the Funds. Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Reporting Persons is 570 Lexington Avenue, 40th Floor, New York, New York 10022.

Item 2(c).	Citizenship:

Archer, Canton, Canton GP, Archer Select, and the General Partners are organized under the laws of the State of Delaware. Archer Capital, Archer Crossbow, and Hastings are organized under the laws of the Cayman Islands. Messrs. Lobel and Edidin are citizens of the United States of America.

CUSIP NO. 550283105

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Shares”)

Item 2(e).	CUSIP Number:

550283105

Item 3.	If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

/X/	Not Applicable

(a)	/ /	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	/ /	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	/ /	Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).

(f)	/ /	Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

(g)	/ /	Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

(h)	/ /	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	/ /	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3).

(j)	/ /	Non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).

(k)	/ /	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.*

All ownership information reported in this Item 4 is as of the close of business on January 20, 2016.

CUSIP NO. 550283105

Archer Capital

(a)	Amount beneficially owned:

1,528,640 Shares

(b)	Percent of class:

6.7% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

1,528,640 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

1,528,640 Shares

Archer Partners GP

(a)	Amount beneficially owned:

1,528,640 Shares

(b)	Percent of class:

6.7% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

1,528,640 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

1,528,640 Shares

CUSIP NO. 550283105

Archer Crossbow

(a)	Amount beneficially owned:

139,599 Shares

(b)	Percent of class:

Less than 1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

139,599 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

139,599 Shares

Archer Crossbow GP

(a)	Amount beneficially owned:

139,599 Shares

(b)	Percent of class:

Less than 1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

139,599 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

139,599 Shares

CUSIP NO. 550283105

Hastings

(a)	Amount beneficially owned:

220,172 Shares

(b)	Percent of class:

Less than 1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

220,172 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

220,172 Shares

Archer Hastings GP

(a)	Amount beneficially owned:

220,172 Shares

(b)	Percent of class:

Less than 1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

220,172 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

220,172 Shares

CUSIP NO. 550283105

Archer Select

(a)	Amount beneficially owned:

665,727 Shares

(b)	Percent of class:

2.9% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

665,727 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

665,727 Shares

Archer Select GP

(a)	Amount beneficially owned:

665,727 Shares

(b)	Percent of class:

2.9% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

665,727 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

665,727 Shares

CUSIP NO. 550283105

Canton

(a)	Amount beneficially owned:

2,554,138 Shares

(b)	Percent of class:

11.1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

2,554,138 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

2,554,138 Shares

Canton GP

(a)	Amount beneficially owned:

2,554,138 Shares

(b)	Percent of class:

11.1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

2,554,138 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

2,554,138 Shares

CUSIP NO. 550283105

Archer

(a)	Amount beneficially owned:

2,554,138 Shares

(b)	Percent of class:

11.1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

2,554,138 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

2,554,138 Shares

Mr. Lobel

(a)	Amount beneficially owned:

2,554,138 Shares

(b)	Percent of class:

11.1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

2,554,138 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

2,554,138 Shares

CUSIP NO. 550283105

Mr. Edidin

(a)	Amount beneficially owned:

2,554,138 Shares

(b)	Percent of class:

11.1% (based upon 22,969,714 Shares outstanding, which is the total number of Shares outstanding as of October 30, 2015 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 3, 2015).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

0 Shares

(ii)	Shared power to vote or to direct the vote

2,554,138 Shares

(iii)	Sole power to dispose or to direct the disposition of

0 Shares

(iv)	Shared power to dispose or to direct the disposition of

2,554,138 Shares

*Each of the Funds, as the direct owner of the Shares, has delegated all investment and dispositive power with respect to such Shares to Archer, its investment manager. Accordingly, each of the Funds, the General Partners and Canton GP, disclaims dispositive power over the Shares that each of the Funds, the General Partners and Canton GP may be deemed to beneficially own.

The filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the Shares reported herein.  Each of the Reporting Persons specifically disclaims beneficial ownership of the Shares reported herein except to the extent of his or its pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [   ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1

CUSIP NO. 550283105

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 550283105

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 20, 2016

ARCHER CAPITAL MASTER FUND, L.P.
By: Archer Partners GP, LLC,
       its General Partner

ARCHER CROSSBOW MASTER FUND, L.P.
By: Archer Crossbow GP, LLC,
       its General Partner

HASTINGS MASTER FUND, L.P.
By: Archer Hastings GP, LLC,
       its General Partner

ARCHER SELECT MANDATE MASTER FUND, L.P.
By: Archer Select Mandate GP, LLC,
       its General Partner

ARCHER PARTNERS GP, LLC
By: Canton GP Holdings, LLC,
      its Manager

ARCHER CROSSBOW GP, LLC
By: Canton GP Holdings, LLC,
      its Manager

ARCHER HASTINGS GP, LLC
By: Canton GP Holdings, LLC,
      its Manager

ARCHER SELECT MANDATE GP, LLC
By: Canton GP Holdings, LLC,
      its Manager

ARCHER CAPITAL MANAGEMENT, L.P.
By: Canton Holdings, L.L.C.,
      its General Partner

CANTON GP HOLDINGS, LLC

CANTON HOLDINGS, L.L.C

By:	/s/ Eric J. Edidin
	Name:	Eric J. Edidin
	Title:	Authorized Signatory

/s/ Joshua A. Lobel
JOSHUA A. LOBEL

/s/ Eric J. Edidin
ERIC J. EDIDIN